EXHIBIT 99.1
Contact:
Shelley Boxer
V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investors/Media:
Eric Boyriven/Rachel Rosenblatt
FTI Consulting – Strategic Communications
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS
FOR ITS FISCAL 2012 FIRST QUARTER
- First Quarter Net Sales Rise 15.4% to $545.7 Million -
- First Quarter Net Income Increases 25.8% to $59.8 Million -
- First Quarter Diluted Earnings per Share Increase 26.7% to $0.95 -

Melville, NY, January 5, 2012 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2012 first quarter ended November 26, 2011.

For the fiscal 2012 first quarter, net sales rose 15.4% to $545.7 million, compared with $472.8 million in the prior year period.  Operating income in the fiscal 2012 first quarter increased 25.5% to $96.8 million, or 17.7% of net sales, compared with $77.2 million, or 16.3% of net sales, in the prior year period. For the first quarter of fiscal 2012, the Company reported net income of $59.8 million, an increase of 25.8% over net income of $47.6 million in the first quarter of fiscal 2011.  Diluted earnings per share in the fiscal 2012 first quarter were $0.95 (based on 62.6 million diluted shares outstanding), compared to $0.75 (based on 62.8 million diluted shares outstanding) in the same period a year ago, an increase of 26.7%.

David Sandler, Chief Executive Officer said, “We are pleased with our solid first quarter performance. Our results reflect strong growth rates with excellent incremental and operating margins.  Our investment programs continue to deliver to our expectations as we remain focused in those areas that we believe will maximize our potential for future growth.”

Erik Gershwind, President and Chief Operating Officer, stated, “I’m gratified that the execution of our model continues at historic highs fueling our strong results.  Market conditions reflect a moderate growth environment as customers are generally more optimistic as activity levels remain solid.  They remain focused on productivity and cost reduction which bodes well for MSC.”

“As previously planned, we successfully integrated our ATS acquisition during the quarter.  While ATS will dilute our margin percentages in the near term, it is on pace to contribute 2-3 cents to EPS for the balance of the year.  As we realize the expected synergies we anticipate that accretion will grow over time.”

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2012 FIRST QUARTER RESULTS	Page - 2 -

Mr. Sandler concluded, “In summary, as customers demand increasingly more value from their distributors, our results reflect the advantages that the MSC model delivers to the marketplace.  We continue to execute upon our longer term strategy and expect to capitalize on the incredible land grab opportunity that we continue to see before us.”

Based on current market conditions, for the fiscal 2012 second quarter the Company expects net sales to be between $548 million and $560 million, and expects diluted earnings per share for the second quarter of fiscal 2012 to be between $0.92 and $0.96.  This guidance primarily reflects continued growth in the Company’s core business somewhat offset by continued softness in the Government sector, expected cyclical increases in product costs and higher operating expenses as a result of normal seasonal factors and planned increases in investment spending.

The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fiscal 2012 first quarter, and to comment on current operations.  The call may be accessed via the Internet on the home page of MSC’s website located at: www.mscdirect.com.  A replay of the conference call will be available on the Company’s website through February 5, 2012.

About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC employs one of the industry’s largest sales forces and distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 322,000 customers.  In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time.  MSC reaches its customers through a combination of approximately 19 million direct-mail catalogs, 105 branch sales offices, 1,056 sales people, the Internet and associations with some of the world's most prominent B2B eCommerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including statements about the expected benefits of the acquisition shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, problems with successfully integrating acquired operations, current economic, political and social conditions, changing customer and product mixes, financial restrictions on outstanding borrowings, industry consolidation, competition, general economic conditions in the markets in which the Company operates, volatility in commodity and energy prices, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2012 FIRST QUARTER RESULTS	Page - 3 -

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets
(In thousands)

	November 26, 2011	August 27, 2011
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$128,234	$95,959
Accounts receivable, net of allowance for doubtful accounts	269,872	266,545
Inventories	360,532	344,854
Prepaid expenses and other current assets	26,292	22,545
Deferred income taxes	27,135	28,531
Total current assets	812,065	758,434

Property, plant and equipment, net	154,898	148,813
Goodwill	277,431	277,431
Identifiable intangibles, net	46,106	48,308
Other assets	9,402	11,437
Total assets	$1,299,902	$1,244,423

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of capital lease and financing obligations	$1,279	$—
Accounts payable	88,309	95,538
Accrued liabilities	74,772	76,664
Total current liabilities	164,360	172,202
Capital lease obligations, net of current maturities	2,789	—
Deferred income taxes and tax uncertainties	81,907	79,109
Total liabilities	249,056	251,311
Commitments and Contingencies
Shareholders’ Equity:
Class A common stock	52	51
Class B common stock	16	16
Additional paid-in capital	456,287	439,035
Retained earnings	819,193	775,149
Accumulated other comprehensive loss	(2,777)	(2,085)
Class A treasury stock, at cost	(221,925)	(219,054)
Total shareholders’ equity	1,050,846	993,112
Total liabilities and shareholders’ equity	$1,299,902	$1,244,423

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2012 FIRST QUARTER RESULTS	Page - 4 -

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Income
 (In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	November 26, 2011	November 27, 2010
Net sales	$545,703	$472,827
Cost of goods sold	293,570	255,134
Gross profit	252,133	217,693
Operating expenses	155,309	140,543
Income from operations	96,824	77,150
Other (Expense) Income:
Interest expense	(46)	(99)
Interest income	50	25
Other expense, net	(4)	(31)
Total other expense	—	(105)
Income before provision for income taxes	96,824	77,045
Provision for income taxes	36,987	29,485
Net income	$59,837	$47,560
Per Share Information:
Net income per common share:
Basic	$0.95	$0.75
Diluted	$0.95	$0.75
Weighted average shares used in computing net income per common share:
Basic	62,285	62,370
Diluted	62,627	62,795
Cash dividend declared per common share	$0.25	$1.22

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2012 FIRST QUARTER RESULTS	Page - 5 -

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Thirteen Weeks Ended
	November 26, 2011	November 27, 2010
Cash Flows from Operating Activities:
Net income	$59,837	$47,560
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	7,823	7,073
Stock-based compensation	3,828	3,613
Loss on disposal of property, plant and equipment	1	1
Provision for doubtful accounts	1,541	698
Deferred income taxes and tax uncertainties	4,195	3,635
Excess tax benefits from stock-based compensation	(2,784)	(3,651)

Changes in operating assets and liabilities, net of amounts associated with business acquired:
Accounts receivable	(5,442)	(5,097)
Inventories	(16,131)	(13,012)
Prepaid expenses and other current assets	(3,775)	(947)
Other assets	1,942	3,223
Accounts payable and accrued liabilities	(4,843)	(1,170)

Total adjustments	(13,645)	(5,634)

Net cash provided by operating activities	46,192	41,926

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(8,271)	(4,455)
Cash used in business acquisitions, net of cash received	(1,246)	—

Net cash used in investing activities	(9,517)	(4,455)

Cash Flows from Financing Activities:
Purchases of treasury stock	(3,331)	(1,865)
Payment of cash dividends	(15,746)	(77,229)
Payments on capital lease and financing obligations	(136)	—
Excess tax benefits from stock-based compensation	2,784	3,651
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	739	694
Proceeds from exercise of Class A common stock options	10,567	17,161
Borrowings under financing obligations	814	—
Repayments of notes payable under the credit facility and other notes	—	(20,543)
Net cash used in financing activities	(4,309)	(78,131)

Effect of foreign exchange rate changes on cash and cash equivalents	(91)	14
Net increase (decrease) in cash and cash equivalents	32,275	(40,646)
Cash and cash equivalents – beginning of period	95,959	121,191
Cash and cash equivalents – end of period	$128,234	$80,545
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$6,602	$2,994
Cash paid for interest	$—	$68

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